EXHIBIT 10.6

NOTE: PORTIONS OF THIS EXHIBIT (MARKED WITH AN ASTERISK) HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

                     AMERITEL COMMUNICATIONS, INC.
                       6115-A Jimmy Carter Blvd.
                          Norcross GA  30071
               Telephone 770-840-8888   Fax 770-840-0905

September 15, 1997

Mr. Mark Steinberg
Divisional Merchandise Manager
CompUSA
14951 North Dallas Parkway
Dallas, Texas 75240

Dear Mark:

I appreciate the time you gave to me this past week.

The program could support national distribution in all locations with no inventory risk. There is an opportunity to have a defined stable gross profit margin on each sale, while promoting for the first time a true national, uniform airtime program and promotion that would be applicable in all stores. This program could most effectively and efficiently be supported by the national flyer program at CompUSA. With the power of this media and the absolute power of airtime programs, there is no doubt that CompUSA would become a dominant player in the wireless category.

We propose the following:

- A pilot in your Arizona stores 287-Phoenix, 631-Phoenix, 227-Mesa and 147-Duluth, 487-Roswell and 491-Smyrna for a NET COST BUNDLING PROGRAM.
- We would utilize RAP III, which is an effortless administrative process in which the store must have the consumer complete a nine-line form. The consumer takes this form home with the product. The original is sent by U.S. mail to USCI from CompUSA.
- Once the customer has completed this form, a copy may remain at the CompUSA store, but the actual transaction and sale of this product will be the catalyst for commission due to CompUSA for each porduct sold.
- The consumer may activate the phone within seven days of purchase or will be liable for a penalty, if the phone is kept and/or not activated. (CompUSA has not responsibility for the penalty).
- This procuess does not utilize fax machines or any connectivity to our processing ehadquarters by the stores. It gives them a simple, clean process.
- The measurement of commissions is done by sale through your system and has no relationship to the interaction between the consumer and USCI. OBviously we would like operational support and enforcement that the simple process isutilized and the RAP III forms are completed and sent.

- The product would be placed at store level at no charge. We would suggest the Motorola Flip 650 phone and the Motorola TeleTac 250, which would be utilized as the two lead products in this program. These products would be placed with a prescribed inventory model in CompUSA at no charge and there would be no payment responsible from CompUSA to the vendor, except in the case of internal product loss (shrink), at store level.
- Only in the event that product has not been sold and there is an inventory shortage (shrink) would there be any liability for actual product cost.
- Ameritel would be resonsible for paying a * sell-through rebate payable each month by the 15th of the month for all prior month's sales billed by CompUSA to USCI, based upon a POS system Report by store location.
-      All merchandise would be shipped direct to stores and preprogrammed.
- There would be 100% return for defects and all overstocks would be under the control of ameritel to determine stock adjustment time periods, if necessary, by store location.
- Ameritel will assign a senior headquarters Account Manager and will have local service personnel in the market trained to support any store level issues on a weekly basis.
- Ameritel will place ads in the pilot market to advertise airtime and access plan promotions and on a consistent basis will list CompUSA in these advertisements.
- Ameritel will combine advertising in both the Atlanta and Phoenix markets for cellular and paging services at CompUSA and institutional ads every Sunday and Thursday in addition to two CompUSA only ads each month.
- Based upon receiving cost allocation, Ameritel will contribute to color flyer activity in each of the pilot markets in Arizona and Atlanta.
- Ameritel will contribute during the months of October, March and April a * incentive plan for each cellular phone marketed under the RAP process to store associates.
-      Ameritel will provide an employee program in both markets.

Based upon current sales trends in the Phoenix, Nashville, Memphis, Denver and San Francisco markets, we believe that a conservative number of activations can be produced in a level in excess of 25 numbers per month per store.

The elements summarized in this letter would be implemented upon your acceptance and approval of this special program for the Arizona and Atlanta, GA markets. There would not be the necessity for additional agreements if the information in this letter is acceptable.

Sincerely,
/s/ Bruce Hahn, Chairman, Chief Executive Officer

cc:    Harold Wilson
       Rob Lewis
       Scott Edwards

Accepted for CompUSA
/s/ [authorized officer], 9/30/97


*  THIS PORTION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION